SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 28, 2007

Commission File Number 001-16173

Intrepid Holdings, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	88-0465858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3200 Wilcrest Ave
Suite 575
Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 278-1990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b):	DEPARTURE OF DIRECTORS OR NAMED EXECUTIVE OFFICERS

Effective November 13, 2007 Maurice Stone resigned as the Registrant’s Chief Executive Officer.  Additionally, Mr. Stone resigned as Chairman of the Registrant’s Board of Directors.  Mr. Stone’s resignation was not as a result of any disagreement with the Company or any matters relating to the Company’s operations, policies or practices.

Effective November 13, 2007 Toney E Means resigned as the Registrant’s President.  Additionally, Mr. Means resigned from the Registrant’s Board of Directors.  Mr. Means’s resignation was not as a result of any disagreement with the Company or any matters relating to the Company’s operations, policies or practices.

Effective November 13, 2007 James Shelton resigned from the Registrant’s Board of Directors.  There is no conflict or disagreement between Mr. Shelton and the Company on any financial or disclosure issue.

Effective November 13, 2007 Monice Hagler-Tate resigned from the Registrant’s Board of Directors.  There is no conflict or disagreement between Ms. Hagler-Tate and the Company on any financial or disclosure issue.

ITEM 5.02(c):	APPOINTMENT OF DIRECTORS OR NAMED EXECUTIVE OFFICERS

Effective November 13, 2007 Eddie Austin, Jr. was named as the Registrant’s Chief Executive Officer.  Additionally, Mr. Austin was elected to serve as Chairman of the Registrant’s Board of Directors.

For the past 15 years Mr. Austin has managed a successful, multi-dimensional law practice in Lake Charles, La.  Additionally, Mr. Austin has been involved in various private and public business ventures.  Mr. Austin received his undergraduate degree in social sciences from McNeese State University in 1975 and juris doctorate from Louisiana State University in 1989.

As of the date of this filing the Registrant has not entered into an employment agreement, or other compensation agreement, with Mr. Austin.  Additionally, as of the date of filing Mr. Austin is not drawing or accruing a salary or other compensation.

ITEM 9.01:FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

17.1	Letter of resignation from Maurice Stone

17.2	Letter of resignation from Toney E. Means

17.3	Letter of resignation from James Shelton

17.4	Letter of resignation from Monice Hagler-Tate

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Intrepid Holdings, Inc.

By:/s/ Eddie Austin, Jr.
Eddie Austin, Jr.
Chairman of the Board
        Chief Executive Officer

Date:  November 28, 2007